Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-102627, 333-107990, 333-115628, 333-117425, 333-145004 and 333-166830) and Registration Statement on Form S-3 (No. 333-165263) of Plains Exploration & Production Company (“PXP”) of our report dated October 19, 2012 relating to the Statements of Revenues and Direct Operating Expenses of the Holstein Field oil and gas working interest to be acquired by PXP from Shell Offshore Inc., which appears in this Current Report on Form 8-K dated October 22, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 22, 2012